                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-23355

                   SUPPLEMENT NO. 3 DATED SEPTEMBER 30, 1997
                       TO PROSPECTUS DATED JUNE 13, 1997
                   RELATING TO $98,000,000 PRINCIPAL AMOUNT
                6% CONVERTIBLE SUBORDINATED NOTES DUE 2003 AND
        4,286,964 SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE, OF
                           OFFSHORE LOGISTICS, INC.


     All capitalized terms used but not defined herein shall have the meanings prescribed in the Prospectus dated June 13, 1997, forming a part of the Registration Statement on Form S-3, File No. 333-23355. Any cross references in this Supplement refer to portions of the Prospectus.

     The purpose of this supplement is to provide additional information regarding the Selling Securityholders. In addition to the Selling Securityholders named in the Prospectus or any previously filed Supplement thereto, the following table sets forth the name of each additional Selling Securityholder and relationship, if any, with the Company and, with respect to certain previously listed Selling Securityholders, the table sets forth revised information and (i) the amount of Notes owned by each listed Selling Securityholder as of September 29, 1997 (subject to the qualification set forth below), (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder as of September 29, 1997 and (iii) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus.

                                                                 PRINCIPAL
                                                  PRINCIPAL      AMOUNT OF       COMMON STOCK    COMMON STOCK
   NAME OF SELLING                                AMOUNT OF    NOTES OFFERED    OWNED PRIOR TO     OFFERED
   SECURITYHOLDER                                NOTES OWNED      HEREBY          OFFERING (1)    HEREBY (2)
A. C. Convertible Sec.                           $  400,000     $  400,000          17,497         17,497
American Cap Harbor Fund                          2,100,000      2,100,000          91,863         91,863
Chrysler Corporation Master Retirement Fund       2,500,000      2,500,000         109,361        109,361
Credit Suisse First Boston Corporation              675,000        675,000          29,527         29,527
Goldman, Sachs & Co.                              1,000,000      1,000,000          43,744         43,744
Paloma Securities L.L.C.(3)                         535,000        535,000          23,403         23,403
Partner Reinsurance Company Ltd.(4)                 165,000        165,000           7,217          7,217
Silverton International Fund Ltd.                   365,000        365,000          15,966         15,966
Smith Barney Inc.                                 1,000,000      1,000,000          43,744         43,744
State of Connecticut Combined
  Investment Funds(5)                               500,000        500,000          21,872         21,872
                                                 ----------     ----------      ----------     ----------
      TOTAL...................................   $9,240,000     $9,240,000         404,194        404,194
                                                 ==========     ==========      ==========     ==========

______________
(1) Comprises the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion price and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which the Prospectus forms a part. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) Reflects the sale of $500,000 principal amount of the Notes previously listed under "Selling Securityholders" and the purchase of an additional $535,000 principal amount of the Notes.

(4) Reflects the sale of $90,000 principal amount of the Notes previously listed under "Selling Securityholders" and the purchase of an additional $100,000 principal amount of the Notes.

(5) Reflects the sale of $500,000 principal amount of the Notes previously listed under "Selling Securityholders" and the purchase of an additional $500,000 principal amount of the Notes.

     Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes they presently hold, no estimate can be given as to the amount of the Notes that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in future supplements to the Prospectus.